Exhibit 10.1

June 27, 2018

PERSONAL AND CONFIDENTIAL

Vipin K. Garg, Ph.D.

Re:                             Separation Agreement and Release

Dear Vipin:

Thank you for your services to Neos Therapeutics, Inc. (the “Company”).  As we have discussed, the Company has decided to end your employment.  For purposes of this letter agreement, the termination of your employment shall be without Cause pursuant to Section 3(d) of your Amended and Restated Employment Agreement with the Company dated July 10, 2015 (the “Employment Agreement”).  This letter agreement constitutes a “Notice of Termination” as provided for in Section 3(f) of the Employment Agreement as well as the “Separation Agreement and Release” as provided for in Section 4(b) of the Employment Agreement (the “Agreement”). As you know, in order to receive the Severance Amount (as defined in your Employment Agreement) and post-employment benefits provided for in Section 4(b) of the Employment Agreement, this Agreement must become effective as set forth below.

Your employment with the Company shall end effective July 31, 2018 (the “Date of Termination”), although you shall resign from your position as Chief Executive Officer effective on June 27, 2018 and shall provide Transitional Services (as defined below) between June 27, 2018 and the Date of Termination.  Regardless of whether you enter into an agreement with the Company, the Company shall pay to you the Accrued Benefit (as defined in your Employment Agreement) consisting of (i) your Base Salary (as defined in your Employment Agreement) earned through the Date of Termination, (ii) any unpaid, reasonable expense reimbursements submitted in accordance with the Company’s policies and procedures for senior executive officers, provided you acknowledge and agree that the Company does not owe you any payment pursuant to Section 2(c) in the Employment Agreement, (iii) unused vacation accrued through the Date of Termination, and (iv) any vested benefits you may have under any employee benefit plan of the Company through the Date of Termination. Your earned Base Salary, any unpaid expense reimbursements, and any days of unused but accrued vacation shall be paid on or within six (6) days of your Date of Termination. Any vested benefits shall be paid and/or provided in accordance with the relevant employee benefit plans.

In addition, regardless if you enter into an agreement with the Company, the Company shall provide you with the right to continue group health care coverage after the termination of your employment under the law known as “COBRA,” which will be described in a separate written notice.

For your part, you are subject to continuing obligations under your Confidential Information and Intellectual Property Agreement dated October 30, 2013 (the “Confidentiality Agreement”) as well as Sections 7 and 8 in your Employment Agreement.

With those understandings, you and the Company agree as follows:

1.                                      Separation from Employment; Resignation from Officer and Director Positions

This confirms that your employment with the Company shall end on the Date of Termination.  You hereby resign from any and all offices and directorships currently held with the Company and its affiliates effective June 27, 2018.  You agree to execute any other documents reasonably requested by the Company in order to effectuate such resignations. You acknowledge that as of the Company’s most recent payroll payment of salary to you, you were fully paid for all salary then due to you.

2.                                      Severance Benefits

(a)         Severance Amount.  The Company shall pay you, in substantially equal installments, salary continuation at your final Base Salary rate of $482,517 per year for 12 months plus 50% of your 2018 annual target compensation in the amount of $120,629.25 (the “Severance Amount”).  The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(b)         Health Benefits.  If you elect COBRA continuation coverage, the Company shall pay to you a monthly cash payment equal to the amount of the portion of premiums that the Company pays for active employees for the same level of group medical coverage as in effect for you on the Date of Termination until the earlier of the following:  (i) the end of the 12 months following the Date of Termination, or (ii) the end of your eligibility under COBRA for continuation coverage for healthcare.  You may continue coverage for yourself and any beneficiaries at your own expense for the remainder of the COBRA continuation period, to the extent you and they remain eligible.  You agree to respond promptly and fully to any reasonable requests for information by the Company concerning your eligibility for such coverage.

(c)          Tax Treatment.  The Company shall make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement that it reasonably determines to be required.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

3.                                      Equity; Extended Exercise Period

As further consideration for your execution and non-revocation of this Agreement, notwithstanding anything to the contrary in the Company’s equity incentive plans or in the applicable equity award agreements (collectively, the “Equity Documents”), any portion of any outstanding equity incentive awards held by you as of the Date of Termination other than those outstanding equity incentive awards set forth on Exhibit A (the “Equity Awards”) that would have vested had you remained employed by the Company through May 31, 2019 shall accelerate and vest as of the Effective Date.  Any termination or forfeiture of the Equity Awards that otherwise would have occurred on or before the Effective Date pursuant to the terms of the Equity Documents will be delayed until the Effective Date and will only occur to the extent the Equity Awards do not vest pursuant to this Agreement.  Any unvested interests that do not accelerate pursuant to this Section 3 shall lapse and be of no further effect.  Further, you will have 10 months from the Date of Termination (until May 31, 2019) to exercise the vested portion of any stock options you hold, including, for the avoidance of doubt, any portion that becomes vested on the Effective Date pursuant to this Agreement and excluding the vested portion of any stock options set forth on Exhibit A for which the exercise period shall be as set forth in the applicable Equity Documents.  Any incentive stock options shall be converted to nonqualified stock options.

4.                                      Continuing Obligations

(a)         Confidentiality. You acknowledge that your obligations under the Confidentiality Agreement shall continue in effect, including without limitation your obligations to maintain the confidentiality of Confidential Information as defined in the Confidentiality Agreement.  A copy of the Confidentiality Agreement is enclosed, and its terms are incorporated by reference as material terms of this Agreement.

(b)         Return of Property.  Pursuant to Section 8(a) of your Employment Agreement, the terms of which are hereby incorporated by reference into this Agreement as material terms, you agree that on or before the Date of Termination, and in any event upon request by the Company, you will return to the Company all Company property (including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials) furnished to or created or prepared by you incident to your employment. In addition, after returning all such Company property to the Company, you commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Date of Termination.  In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.  A copy of the Employment Agreement is enclosed.

(c)          Future Cooperation.  Pursuant to Section 8(b) of the Employment Agreement, the terms of which are hereby incorporated by reference into this Agreement as material terms, you acknowledge and agree that you shall reasonably cooperate with the Company in the defense of any action brought by any third party against the Company that relates to your employment by the Company.  The Company shall reimburse you for any reasonable and documented out-of-pocket fees and expenses incurred by you in the connection with such cooperation.

(d)         Non-Competition and Non-Solicitation. Pursuant to Section 8(c) of the Employment Agreement, the terms of which are hereby incorporated by reference into this Agreement as material terms, you acknowledge and agree that you shall refrain from certain competitive activities in the Restricted Territory (as defined in the Employment Agreement) for 1 year following the Date of Termination.  In addition, pursuant to the Employment Agreement’s Section 8(c), you acknowledge and agree that you shall refrain from certain solicitation activities for 1 year following the Date of Termination.

(e)          Non-Disparagement. Pursuant to Section 8(d) of the Employment Agreement, the terms of which are hereby incorporated by reference into this Agreement as material terms, you acknowledge and agree that you shall not directly or indirectly, individually or in concert with others, make any statement calculated or likely to have the effect of undermining or disparaging the business or the business reputation of the Company or its affiliates or their respective employees, officers, directors, customers, suppliers, successors and assigns, including without limitation, negative comments about any such person or company, its management methods, policies and/or practices.  You represent that during the period since the date of this letter, you have not made any such disparaging statements.  These non-disparagement obligations shall not apply to truthful testimony in any legal proceeding.

5.                                      Release of Claims

In consideration for, among other terms, the Severance Benefits, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

•                  relating to your employment by and termination of employment with the Company;

•                  of wrongful discharge or violation of public policy;

•                  of breach of contract;

•                  of defamation or other torts;

•                  of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964);

•                  under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, and the Texas Labor Code (including but not limited to the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act));

•                  for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, either under the Texas Payday Law or otherwise; and

•                  for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your vested rights under the Company’s Section 401(k) plan or your rights under this Agreement.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement.  As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

6.                                      Transitional Services

You agree to provide transitional services to the Company between June 27, 2018 and the Date of Termination (“Transitional Services”).  Transitional Services shall include, but not be limited to, the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees, introducing your successor at the Company to investors, analysts, and other necessary contacts for the Company’s Chief Executive Officer, transitioning your responsibilities to your successor, and being available at reasonable times requested by the Company to answer questions.

7.                                      Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement or otherwise limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”).  In addition, nothing contained in this Agreement or otherwise limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation.  If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

8.                                      Legally Binding; Advice of Counsel

This Agreement is a legally binding document and your signature will commit you to its terms.  You acknowledge that you been advised by the Company to review this Agreement with counsel before entering into it.  You have carefully read and fully understand all of the provisions of this Agreement and you acknowledge that you are voluntarily entering into this Agreement.

9.                                      Other Provisions

(a)                                 Termination of Payments.  If you breach any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its payments to you or for your benefit under this Agreement.  The termination of such payments in the event of your breach will not affect your continuing obligations under this Agreement.

(b)                                 Absence of Reliance.  In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(c)                                  Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(d)                                 Waiver; Amendment.  No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

(e)                                  Jurisdiction.  You and the Company hereby agree that the Superior Court of the State of Delaware and the United States District Court for the District of Delaware shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement.  With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.

(f)                                   Governing Law; Interpretation.  This Agreement shall be interpreted and enforced under the laws of the State of Delaware, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(g)                                  Entire Agreement.  This Agreement constitutes the entire agreement between you and the Company.  This Agreement supersedes any previous agreements or understandings between you and the Company, except the Confidentiality Agreement (the terms of which are incorporated by reference as material terms of this Agreement), Sections 7 and 8 of the Employment Agreement (the terms of which are incorporated by reference as material terms of this Agreement), the Equity Documents (as modified herein), and any other obligations specifically preserved in this Agreement.

(h)                                 Time for Consideration; Effective Date.  You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement.  You understand and acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by Greg Robitaille (GregRobes@outlook.com) at or before the expiration of the Consideration Period.  If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period.  For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to Mr. Robitaille, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period.  This Agreement shall not become effective or enforceable during the revocation period.  This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

(i)                                     Counterparts.  This Agreement may be executed in separate counterparts.  When both counterparts are signed, they shall be treated together as one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to Mr. Robitaille the original or a PDF copy of this letter within the time period set forth above.

Sincerely,

NEOS THERAPEUTICS, INC.

By:	/s/Greg Robitaille	June 27, 2018
	Greg Robitaille	Date
Chairman of Compensation Committee

Enclosures:	Confidentiality Agreement
Employment Agreement

You are advised to consult with an attorney before signing this Agreement. This is a legal document.  Your signature will commit you to its terms.  By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/Vipin K. Garg	June 27, 2018
Vipin K. Garg, Ph.D.	Date

Exhibit A

Incentive Stock Option to acquire 15,684 shares of common stock, dated as of September 1, 2015.

Non-Qualified Stock Option to acquire 185,575 shares of common stock, dated as of September 1, 2015.